                                                                    EXHIBIT 99.1

                                  PRESS RELEASE

Establishment of Royalty Distribution Trust; Amendment of 2000 Stock Option Plan; Reverse Stock Split; and Name Change to Planet Technologies, Inc.

      SAN DIEGO--(BUSINESS WIRE)--Nov. 29, 2004-- On November 29, 2004, shareholders of Planet Polymer Technologies, Inc. (OTCBB: POLY), a San Diego advanced materials company, ("Planet"), approved (1) the Asset Purchase Agreement between Allergy Free, LLC ("Allergy Free") and Planet whereby Planet will assume all of the assets of Allergy Free and certain of the liabilities of Allergy Free; (2) the establishment of a Royalty Distribution Trust whereby Planet's shareholders of record as of September 30, 2004 will receive distributions of royalty payments due under certain royalty contracts collected by Planet after certain expenses are paid and reserves met; (3) the amendment to the 2000 Stock Option Plan to increase the aggregate number of shares of common stock reserved for issuance under the plan from 500,000 shares to 5,000,000 shares; (4) the reverse stock split whereby each 50 outstanding shares of Common Stock will be consolidated into 1 share of Common Stock; and (5) the company name change from "Planet Polymer Technologies, Inc." to "Planet Technologies, Inc."

      The asset purchase transaction approved by Planet's shareholders is anticipated to close on November 30, 2004 at 5 p.m., Pacific Standard Time. The reverse stock split and name change will be effective as of 5:00 p.m. Pacific Standard Time upon the filing of the amendment to Planet's articles of incorporation on November 30, 2004. The reverse stock split will be effective for all transfers commencing on and after December 1, 2004.

      Planet's board also met and appointed new officers, including Scott Glenn as President and CEO and Leslie White as Secretary and CFO. In addition to his duties as President and CEO of Planet, Scott Glenn is the Managing Partner of Windamere Venture Partners and is responsible for the formation and development of a number of biotech and specialty pharmaceutical companies. For further information contact Shaunna Salzetti at 1-800-255-3749 ext. 1167.

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends that such statements shall be protected by the safe harbors provided for in such sections. Such statements are subject to risks and uncertainties that could cause the Company's actual results to vary materially from those projected in such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to those discussed in the section entitled "Risk Factors," and in "Item 6 - Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company's latest Form 10-KSB filed with the S.E.C.

                                       11